Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods to Power ESPN's Online Fan Shop

PITTSBURGH PA and BRISTOL CT Nov. 4, 2013 – DICK'S Sporting Goods (NYSE: DKS), the largest U.S. based full-line sporting goods retailer, and ESPN today announced a multi-year agreement in which DICK'S will serve as the exclusive eCommerce provider of licensed merchandise and sporting goods on ESPN.com and related digital properties. This is the latest evolution in a growing relationship between ESPN and DICK'S Sporting Goods, which also includes sponsorship of ESPN's Champ Week coverage for college basketball, and content collaborations such as Hell Week, an original documentary produced by DICK'S Sporting Goods Films in association with ESPN, which aired on ESPN2 and ESPNU earlier this year.

As a result of the new agreement, fans will now be able to shop an expanded range of licensed fanwear available at the rebranded ESPN Fan Shop powered by DICK'S Sporting Goods, located at dicks.com/espnfanshop. Contextually integrated shopping opportunities will be featured across ESPN platforms in the near future – including ESPN.com, ESPN The Magazine, ESPN Radio and mobile properties like ScoreCenter, GameCast and WatchESPN – allowing fans to easily purchase officially licensed products from their favorite MLB, NFL, NBA, NHL, NCAA, EPL, MLS teams and more while following their favorite athlete or team. In addition to licensed apparel, the site will carry an expanded assortment of ESPN merchandise, including the award-winning 30 for 30 documentary series.

"This groundbreaking collaboration with ESPN blends sports content and commerce, solidifying DICK'S as the premier destination for licensed product," said Lauren Hobart, SVP & Chief Marketing Officer, DICK'S Sporting Goods. "DICK'S is excited about this dynamic multi-channel approach, which includes traditional and non-traditional marketing and eCommerce, to better serve the needs of athletes and fans everywhere."

Added ESPN's Sean Bratches, EVP of Sales and Marketing, "ESPN and DICK'S Sporting Goods share similar goals, most notably, serving sports fans and athletes. This new online store builds on a long history between the two companies and will allow both to better serve this audience with a unique shopping experience."

Visit the ESPN Fan Shop powered by DICK'S Sporting Goods at dicks.com/espnfanshop.

About DICK'S Sporting Goods, Inc.
DICK'S Sporting Goods, Inc. is an authentic full-line sports and fitness specialty omni-channel retailer offering a broad assortment of high quality, competitively-priced brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer. As of October 25, 2013, the Company operated more than 540 DICK'S Sporting Goods stores in 45 states, 81 Golf Galaxy stores in 30 states and eCommerce websites and catalog operations for DICK'S Sporting Goods and Golf Galaxy.

About ESPN
ESPN, the world's leading sports entertainment company, features more than 50 assets – seven U.S. television networks, ESPN International, ESPN Radio, ESPN.com, ESPN The Magazine, and more. ESPN is 80 percent owned by ABC, Inc. (an indirect subsidiary of The Walt Disney Company) and 20 percent by The Hearst Corporation.

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Contact:	Catalyst Public Relations, press@dcsg.com
Kristie Chong Adler, ESPN, kristie.chong@espn.com